UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2010 (December 20, 2010)

EARTHLINK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15605	58-2511877
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309

(Address of principal executive offices) (Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On December 20, 2010, EarthLink, Inc., a Delaware corporation (“EarthLink”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Egypt Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of EarthLink,  One Communications Corp., a Delaware corporation (“One Comm”), and the “Stockholder Representative” for the One Comm shareholders, to acquire One Comm.  The Merger Agreement provides for EarthLink’s acquisition of One Comm by means of a merger (the “Merger”) of Egypt Acquisition Corp. with and into One Comm, with One Comm surviving as an indirect wholly owned subsidiary of EarthLink.

Under the terms of the Merger Agreement, the aggregate consideration to be paid by EarthLink is $370 million, which includes payment of approximately $285 million of One Comm net debt and is subject to working capital and other adjustments as set forth in the Merger Agreement.  A portion of this consideration may be payable in EarthLink common stock, if so elected by One Comm stockholders prior to closing of the Merger.  All of One Comm’s outstanding indebtedness and certain other obligations of One Comm will be paid from the cash proceeds of the Merger. The Merger Agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations.  The Merger Agreement is subject to termination if the acquisition is not completed before September 30, 2011, by mutual agreement and under other customary conditions.

The Merger, which the boards of directors of both companies and the stockholders of One Comm have approved, will be completed upon the satisfaction of several closing conditions, including receipt of required regulatory approvals from the U.S. Federal Communications Commission and relevant public utilities commissions and expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others, the accuracy of the other party’s representations and warranties and the other party’s compliance with its covenants and agreements contained in the Merger Agreement.  In addition, EarthLink’s obligation to consummate the Merger is also conditioned on the absence of a material adverse effect related to One Comm. Subject to the fulfillment of these closing conditions, the transaction is expected to close in the first half of 2011.

EarthLink will enter into a registration rights agreement with the One Comm stockholders (if any) electing to receive EarthLink common stock in the Merger (the “Registration Rights Agreement”).  Pursuant to the terms of the Registration Rights Agreement, following the closing of the Merger, EarthLink will be required to file a Form S-3 registration statement on behalf of any One Comm stockholders seeking to register at least a specified minimum number of shares of EarthLink common stock received in the Merger to register for resale such shares of EarthLink common stock.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference herein.  The description of the Merger Agreement set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement set forth on Exhibit 2.1.  The representations and warranties of the parties in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement, and were not intended to be and should not be relied upon by stockholders of EarthLink or One Comm; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not necessarily reflected in such agreement; may apply standards of materiality in a way that is different from what may be material to investors; and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

A copy of the related press release issued by EarthLink on December 20, 2010 is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the slides used by EarthLink during presentations to investors beginning on December 20, 2010 regarding the pending acquisition of One Comm is attached hereto as Exhibit 99.2.  In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01        Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 20, 2010, by and among EarthLink, Inc., Egypt Acquisition Corp., One Communications Corp. and Kenneth D. Peterson, Jr. as Stockholder Representative
99.1	Press release issued by EarthLink, Inc., dated as of December 20, 2010
99.2	Presentation to investors made by EarthLink, Inc. regarding the pending acquisition of One Communications Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: December 20, 2010

EARTHLINK, INC.

	By:	/s/ Bradley A. Ferguson
Bradley A. Ferguson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 20, 2010, by and among EarthLink, Inc., Egypt Acquisition Corp., One Communications Corp. and Kenneth D. Peterson, Jr. as Stockholder Representative
99.1	Press release issued by EarthLink, Inc., dated as of December 20, 2010
99.2	Presentation to investors made by EarthLink, Inc. regarding the pending acquisition of One Communications Corp.